Hawk Announces Third Quarter 2005 Results

CLEVELAND, Ohio – November 1, 2005 – Hawk Corporation (AMEX: HWK) announced today that net sales for the third quarter of 2005 increased by 5.7% to $62.8 million from $59.4 million in the comparable prior year period. The Company’s net sales benefited during the quarter from continued new customer applications and strong demand in a number of the Company’s end markets, including aerospace, heavy truck, construction and appliance.

Income from operations in the third quarter of 2005 decreased $4.3 million to a loss of $0.3 million compared to income of $4.0 million in the prior year period. This loss was primarily the result of higher than anticipated restructuring costs relating to the investment in the relocation of the Company’s new friction manufacturing facility to Oklahoma. In addition, there have been significant costs incurred as a result of operating inefficiencies associated with the relocation, including increased labor, benefit, training, freight, and outsourcing costs as a result of the start-up of operations in Oklahoma and operating both the Ohio and Oklahoma facilities during the production transition period.

As of September 30, 2005, all production ceased at the Company’s Brook Park, Ohio facility. The Ohio facility is under contract to be sold and the Company expects that the transaction will close before December 31, 2005. The net proceeds from the sale are expected to approximate the book value of the facility.

The loss from operations in the third quarter of 2005 included charges of $2.2 million ($0.2 million of which was included in cost of sales), or $.15 per diluted share, of plant relocation restructuring costs, partially offset by a post-retirement benefit of $0.4 million, or $.03 per diluted share, for future medical benefit liabilities no longer owed by the Company. In the third quarter of 2004, income from operations included restructuring costs of $0.3 million or $.02 per diluted share. Adjusted income from operations (Table 1) was $1.5 million, or 2.4% of net sales, in the third quarter of 2005, a decrease of 65.1%, or $2.8 million, from $4.3 million, or 7.2% of net sales, in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “The third quarter move of our Brook Park, Ohio manufacturing facility, to our new larger Oklahoma facility online and incurred significant expenses in order to meet strong customer demand. We expect that these costs will continue to affect us for the balance of 2005 but the negative impact on our operating results will lessen as we work through the start-up issues and move into 2006. With the closure of the Ohio facility in the third quarter, we will begin to benefit from the elimination of the redundant operating costs beginning in the fourth quarter of this year.” Mr. Weinberg continued, “While we clearly are not satisfied with our third quarter results, we are confident that the results from our new facility will strengthen our leadership role as a world class supplier of friction materials to some of the world’s most important industrial manufacturers.”

For the nine month period ended September 30, 2005, net sales were $205.8 million, an increase of $22.8 million, or 12.5%, from $183.0 million in the comparable prior year period. Income from operations for the same nine month period decreased $3.3 million, or 20.9%, to $12.5 million from $15.8 million in the comparable 2004 period. Included in the Company’s income from operations for the nine months ended September 30, 2005 was $4.3 million of restructuring costs related to the relocation to Oklahoma, employee medical benefit curtailment income of $0.4 million for future medical benefit liabilities no longer owed by the Company and $1.1 million of loan forgiveness costs, These net non-recurring charges, when combined, account for $.32 per diluted share. In the same nine month period of 2004, income from operations included restructuring costs and loan forgiveness costs, when combined, accounted for an expense representing $.09 per diluted share. Adjusted income from operations (Table 2) was $17.4 million, or $1.15 per diluted share, in the first nine months of 2005, an increase of 2.4%, or $0.4 million, from $17.0 million, or $1.17 per diluted share, in the comparable prior year period.

The Company reported a net loss of $1.7 million, or $.19 per diluted share in the third quarter of 2005 compared to net income of $0.6 million, or $.06 per diluted share, in the comparable prior year period. In addition to the direct restructuring costs related to the facility move, additional significant costs, primarily reflected in cost of sales, associated with operating inefficiencies during the production transfer and start-up of the Oklahoma facility are included in the loss for the three months ended September 30, 2005.

For the nine months ended September 30, 2005 net income was $2.0 million, a decrease of 48.7%, compared to $3.9 million in the comparable prior year period. Adjusted net income (Table 3) for the nine months ended September 30, 2005, was $5.0 million, or $.52 per diluted share compared to adjusted net income of $4.6 million, or $.51 per diluted share in the comparable 2004 period. Significant costs associated with operating inefficiencies during the production transfer and start-up of the Oklahoma facility are included in the Company’s net income for the nine months ended September 30, 2005.

Business Segment Results
Net sales in the friction products segment for the third quarter ended September 30, 2005 increased $3.2 million, or 8.6%, to $40.2 million from $37.0 million in the comparable prior year period. Primary drivers of this increase were sales from new product applications in the construction and heavy truck markets, strong world-wide demand in the construction, aerospace and heavy truck markets and increased sales to the aftermarket. The effect of foreign currency exchange rates on the friction products segment’s net sales accounted for 0.3% of the 8.6% increase during the quarter. For the nine months ended September 30, 2005, net sales in this segment were $130.2 million, an increase of 16.3%, from $112.0 million in the comparable prior year period.

Net sales at the Company’s Italian facility, on a local currency basis, increased 13.0% in the third quarter of 2005 compared to the same period in 2004 as a result of market share gains and new product introductions in the period. Total shipments at the Company’s Chinese friction products facility increased 41.1% in the third quarter of 2005 compared to the same period in 2004.

For the third quarter ended September 30, 2005, income from operations in the friction products segment decreased $3.9 million to a loss of $0.4 million from income of $3.5 million in the comparable prior year period. The decrease was the primarily the result of restructuring costs and additional costs incurred as a result of the start-up inefficiencies described above. For the nine months ended September 30, 2005 income from operations in this segment was $9.5 million, a decrease of $2.6 million, or 21.5%, from $12.1 million in the comparable prior year period.

In the Company’s precision components segment, net sales for the three months ended September 30, 2005 were up $0.2 million, or 1.1%, to $19.1 million from $18.9 million in the comparable prior period. The segment’s net sales increases were the result of new product introductions, primarily in the appliance market during the quarter. For the nine months ended September 30, 2005 net sales in this segment were $63.2 million, an increase of $3.9 million, or 6.6%, from $59.3 million in the comparable prior year period.

Income from operations in the precision components segment in the third quarter of 2005 was $0.4 million, a decrease of $0.1 million, or 20.0% from the comparable prior year period. During the third quarter of 2005, the segment benefited from sales product mix which was offset by phase-in costs associated with the segment’s new powder metal technologies and the continued support of its new facility in China. For the nine months ended September 30, 2005, income from operations in this segment was $2.6 million, a decrease of $0.3 million from $2.9 million in the comparable prior year period.

In the Company’s performance racing segment, net sales in the third quarter were the same as in the prior year quarter at $3.5 million. For the nine months ended September 30, 2005, net sales were $12.4 million, an increase of $0.7 million, or 6.0%, from $11.7 million in the comparable prior year period.

For the quarter ended September 30, 2005, loss from operations in the performance racing segment was $0.3 million compared to break even results for the comparable prior year period. For the nine months ended September 30, 2005 income from operations in this segment was $0.4 million, a decrease of $0.4 million from $0.8 million in the comparable prior year period. The third quarter 2005 results were negatively impacted by cost increases on various driveline components, and reserves created to reflect parts determined to be obsolete due to rule changes in the racing circuits served by this segment.

Working Capital and Liquidity
As of September 30, 2005, working capital levels increased by $1.3 million from December 31, 2004 levels. When compared to June 30, 2005, working capital levels were essentially flat. The increase in working capital during the nine moths ended September 30, 2005 was largely the result of increased inventory requirements to support the move of production equipment to the Company’s new facility in Oklahoma. The net increase in working capital was funded by borrowings under the Company’s revolving credit facility. As of September 30, 2005, the Company had $2.3 million outstanding under its revolving credit facility. As of September 30, 2005, the Company has $25.2 million available for additional borrowings under its revolving credit facility.

Business Outlook
The Company is confirming its forecast provided on September 28, 2005:

•	Full year 2005 revenues are expected to be between $270 million to $273 million, representing an 11.9% to 13.2% increase over full year 2004 revenues of $241.2 million.

•	Restructuring costs for the full year 2005 are estimated to be approximately $5.5 million, of which $ 3.9 million has been incurred as of September 30, 2005.

•	Full year 2005 income from operations is expected to be between $15.3 million and $15.6 million, or a 9.8% to 11.6% decrease from full year 2004 results of $17.3 million.

•	Adjusting for anticipated restructuring and other non-recurring costs, full year 2005 adjusted income from operations (Table 4) is expected to be between $21.5 million and $21.8 million, or a 17.7% to 20.5% increase over full year 2004 adjusted operating income of $18.1 million.

•	Net income is expected to be between $.15 and $.18 per diluted share for 2005. Adjusting for the restructuring costs and other non-recurring costs, the Company expects full year 2005 adjusted net income (Table 5) to be in a range of $.55 to $.58 per diluted share.

The Company will issue its full year 2006 guidance on December 15, 2005.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 6 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: higher than anticipated costs related to the relocation of the friction products segment facility; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, November 1, 2005 at 1:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President – Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$62,808	$59,367	$205,753	$183,038
Cost of sales	52,952	45,728	159,693	137,914

Gross profit	9,856	13,639	46,060	45,124
Selling, technical and administrative expenses	8,429	9,181	29,568	28,313
Restructuring costs	1,977	286	3,880	507
Employee benefit curtailment income	(424)		(424)
Amortization of intangibles	184	184	552	550

Total expenses	10,166	9,651	33,576	29,370
(Loss) income from operations	(310)	3,988	12,484	15,754
Interest expense	(2,625)	(2,610)	(7,866)	(7,687)
Interest income	6	8	21	33
Other (expense) income, net	(51)	(101)	(307)	(620)

(Loss) income from continuing operations before income taxes	(2,980)	1,285	4,332	7,480
Income tax (benefit) provision	(1,273)	234	2,501	3,207

(Loss) income from continuing operations	(1,707)	1,051	1,831	4,273
Income (loss) from discontinued operations, net of tax	14	(424)	125	(415)

Net (loss) income	$(1,693)	$627	$1,956	$3,858

Diluted earnings per share:
(Loss) earnings from continuing operations	$(.19)	$.11	$.19	$.47
Discontinued operations, net of tax	.00	(.05)	.01	(.05)

(Loss) earnings per diluted share	$(.19)	$.06	$.20	$.42

Diluted shares outstanding	8,880	9,148	9,345	8,904

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Segment data:
Net sales
Friction products	$40,192	$36,982	$130,205	$111,993
Precision components	19,134	18,902	63,146	59,341
Performance racing	3,482	3,483	12,402	11,704

Total	$62,808	$59,367	$205,753	$183,038
Gross profit
Friction products	$6,262	$9,345	$30,988	$29,172
Precision components	3,096	3,562	12,162	12,876
Performance racing	498	732	2,910	3,076

Total	$9,856	$13,639	$46,060	$45,124

Depreciation and amortization:
Friction products	$1,681	$1,617	$5,196	$5,085
Precision components	1,014	934	3,053	2,805
Performance racing	58	45	170	154

Total	$2,753	$2,596	$8,419	$8,044

Income from operations:
Friction products	$(404)	$3,513	$9,480	$12,096
Precision components	380	493	2,589	2,900
Performance racing	(286)	(18)	415	758

Total	$(310)	$3,988	$12,484	$15,754

Adjusted income from operations (Tables 1 and 2):
Friction products	$1,389	$3,799	$13,937	$12,992
Precision components	380	493	3,032	3,200
Performance racing	(286)	(18)	479	801

Total	$1,483	$4,274	$17,448	$16,993

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and adjusted income from operations (income from operations before restructuring, employee benefit curtailment and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude The Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments.

Table 1
Adjusted income from operations
Three months ended
September 30,
	Income (loss) from operations, as
	reported (GAAP)		Restructuring costs [1]		Other costs [2]		Adjusted income from operations
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$(404)	$3,513	$2,217	$286	$(424)		$1,389	$3,799
Precision components	380	493					380	493
Performance racing	(286)	(18)					(286)	(18)

Total pre-tax	$(310)	$3,988	$2,217	$286	$(424)		$1,483	$4,274
After tax			$1,363	$176	$(261)		$912	$2,629
Per diluted share			$.15	$.02	$(.03)		$.10	$.30
Operating margin	(0.5%)	6.7%					2.4%	7.2%

1. Restructuring costs in this table for the third quarter ended September 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.
2. Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 2
Adjusted income from operations
Nine months ended
September 30,
	Income from operations, as reported
	(GAAP)		Restructuring costs [1]		Other costs [2]		Adjusted income from operations
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$9,480	$12,096	$4,288	$507	$169	$389	$13,937	$12,992
Precision components	2,589	2,900			443	300	3,032	3,200
Performance racing	415	758			64	43	479	801

Total pre-tax	$12,484	$15,754	$4,288	$507	$676	$732	$17,448	$16,993
After tax			$2,637	$312	$416	$450	$10,731	$10,451
Per diluted share			$.28	$.04	$.04	$.05	$1.15	$1.17
Operating margin	6.1%	8.6%					8.5%	9.3%

1.	Restructuring costs in this table for the nine months ended September 30, 2005 include $0.4 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

2. Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 3
Adjusted net income
Nine months ended
September 30,
			Restructuring costs, net of		Other costs, net of tax
	Net income, as reported (GAAP)		tax [1]		[2]		Adjusted net income
	2005	2004	2005	2004	2005	2004	2005	2004
Total	$ 1,956	$3,853	$ 2,637	$312	$416	$450	$5,009	$4,615

Per diluted share	$ .20	$.42	$ .28	$.04	$.04	$.05	$.52	$.51

1.	Restructuring costs in this table for the nine months ended September 30, 2005 include $0.4 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

2.	Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 4
Forecasted adjusted income from operations
Twelve months ended
December 31, 2005
	Forecasted income			Forecasted adjusted
	from operations,			income from
	per guidance (GAAP)	Restructuring costs	Other costs [1]	operations
Low range of guidance	$15,300	$5,500	$676	$ 21,476

High range of guidance	$15,600	$5,500	$676	$ 21,776

1.	Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 5
Forecasted adjusted net income
Twelve Months ended
December 31, 2005
	Forecasted net	Restructuring	Other costs,	Forecasted adjusted
	income, per	costs, net of tax	net of tax [1]	net income
	guidance (GAAP)
Low range of guidance	$1,400	$3,383	$417	$5,200
Per diluted share	$.15	$.36	$.04	$.55
High range of guidance	$1,690	$3,383	$417	$5,490
Per diluted share	$.18	$.36	$.04	$.58
Diluted shares outstanding	9,400			9,400

1. Other costs include loan forgiveness costs and employee benefit curtailment costs.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$6,027	$6,785
Accounts receivable	39,896	39,044
Inventories	45,872	41,550
Taxes receivable	373	373
Deferred tax asset	4,151	4,583
Other current assets	3,801	3,460
Shareholder notes		600
Assets of discontinued operations	4,065	4,499

Total current assets	104,185	100,894
Property, plant and equipment, net	70,430	70,028
Goodwill	32,495	32,495
Other intangible assets	8,619	9,170
Asset held for sale	1,623
Other assets	7,672	8,279

Total assets	$225,024	$220,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$28,056	$25,554
Other accrued expenses	17,979	18,277
Short-term debt	1,004	980
Current portion of long-term debt	332	639
Liabilities of discontinued operations	4,382	4,297

Total current liabilities	51,753	49,747
Long-term debt	113,486	111,402
Deferred income taxes	3,362	3,631
Other	10,398	11,059
Shareholders’ equity	46,025	45,027

Total liabilities and shareholders’ equity	$225,024	$220,866

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